Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑3 of MPLX LP of our report dated February 24, 2017 relating to the consolidated financial statements of MPLX Terminals LLC, which appears in MPLX LP's Current Report on Form 8-K dated March 2, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Toledo, Ohio
August 8, 2017